Filed Pursuant to Rule 433

Registration No. 333-291800

November 10, 2026

Zcash The Next Era of Crypto The Story Behind the Stripes

There’s no animal quite like the zebra. Alone, they can be vulnerable. But together, their stripes blend into one, confusing predators and freeing the zebras to graze in peace. Zcash works the same way. It’s designed with the benefits of Bitcoin, re-built with privacy at the center. Its advanced technology, backed by pioneering cryptographic research, ensures what you do with your money is only as public as you want it to be. The Next Era of Crypto is here. We created the world’s first Zcash fund (ticker: ZCSH) to help you invest in it. Learn more at ZcashInvest.com GRAYSCALE Zcash takes Wall Street Somewhere in this illustration, we’ve concealed a zebra. Having trouble finding it? We’re not surprised. It’s easy to stay private when you’re designed to blend in. That’s how the technology behind Zcash works, too. It uses advanced cryptography to protect your financial information — shielding it completely from view, even on a public blockchain. So take a moment to find the zebra (and other crypto-related easter eggs). Then head to ZcashInvest.com to learn more about the world’s first Zcash fund (ticker: ZCSH). GRAYSCALE The Zcash ETF Ticker: ZCSH The Zcash ETF (“ZCSH” or the “Fund”), an exchange traded product, is not registered under the Investment Company Act of 1940 (or the ’40 Act) and therefore is not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. An investment in ZCSH is subject to a high degree of risk and heightened volatility. ZCSH is not suitable for an investor that cannot afford the loss of the entire investment. An investment in the Fund is not a direct investment in ZEC. The Zcash ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903-2211 or by contacting Foreside Fund Services, LLC, 190 Middle Street, Suite 301, Portland, Maine 04101. This information should not be relied upon as research, investment advice, or a recommendation regarding any products, strategies, or any security in particular. This material is strictly for illustrative, educational, or informational purposes and is subject to change. Zcash is the official trademark of the Zcash Foundation. Zcash’s privacy-enhancing cryptography could fail, and could be used to facilitate unlawful activity, exposing businesses that facilitate ZEC transactions to liability or loss of services. Either could negatively affect the price of ZEC and the value of the Shares. Grayscale Operating, LLC and its affiliates, directors, officers, and employees may have interests, financial or otherwise, in the digital assets and/or securities discussed. Foreside Fund Services, LLC is Marketing Agent and Grayscale Securities, LLC is Advertising Review and Filing Agent for the Fund. © 2026 Grayscale.There’s no animal quite like the zebra. Alone, they can be vulnerable. But together, their stripes blend into one, confusing predators and freeing the zebras to graze in peace. Zcash works the same way. It’s designed with the benefits of Bitcoin, re-built with privacy at the center. Its advanced technology, backed by pioneering cryptographic research, ensures what you do with your money is only as public as you want it to be. The Next Era of Crypto is here. We created the world’s first Zcash fund (ticker: ZCSH) to help you invest in it. Learn more at ZcashInvest.com GRAYSCALE Zcash takes Wall Street Somewhere in this illustration, we’ve concealed a zebra. Having trouble finding it? We’re not surprised. It’s easy to stay private when you’re designed to blend in. That’s how the technology behind Zcash works, too. It uses advanced cryptography to protect your financial information — shielding it completely from view, even on a public blockchain. So take a moment to find the zebra (and other crypto-related easter eggs). Then head to ZcashInvest.com to learn more about the world’s first Zcash fund (ticker: ZCSH). GRAYSCALE The Zcash ETF Ticker: ZCSH The Zcash ETF (“ZCSH” or the “Fund”), an exchange traded product, is not registered under the Investment Company Act of 1940 (or the ’40 Act) and therefore is not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. An investment in ZCSH is subject to a high degree of risk and heightened volatility. ZCSH is not suitable for an investor that cannot afford the loss of the entire investment. An investment in the Fund is not a direct investment in ZEC. The Zcash ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903-2211 or by contacting Foreside Fund Services, LLC, 190 Middle Street, Suite 301, Portland, Maine 04101. This information should not be relied upon as research, investment advice, or a recommendation regarding any products, strategies, or any security in particular. This material is strictly for illustrative, educational, or informational purposes and is subject to change. Zcash is the official trademark of the Zcash Foundation. Zcash’s privacy-enhancing cryptography could fail, and could be used to facilitate unlawful activity, exposing businesses that facilitate ZEC transactions to liability or loss of services. Either could negatively affect the price of ZEC and the value of the Shares. Grayscale Operating, LLC and its affiliates, directors, officers, and employees may have interests, financial or otherwise, in the digital assets and/or securities discussed. Foreside Fund Services, LLC is Marketing Agent and Grayscale Securities, LLC is Advertising Review and Filing Agent for the Fund. © 2026 Grayscale.

The Zcash ETF (the "Fund") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903-2211 or by contacting Foreside Fund Services, LLC, 190 Middle Street, Suite 301, Portland, Maine 04101.